Exhibit 10-1-1

GANNETT CO., INC.
SUPPLEMENTAL EXECUTIVE MEDICAL PLAN

Amendment No. 1

Effective January 1, 2012, Gannett Co., Inc., hereby amends the Gannett Co., Inc. Supplemental Executive Medical Plan, amended and restated as of January 1, 2011, by deleting the last sentence of the paragraph entitled “Benefits Provided” and substituting the following in its place:
The amount payable to any participant with respect to the total medical expenses incurred for himself/herself and all eligible dependents for each plan year (i.e., the calendar year) will not exceed the minimum annual limit permitted under Section 2711(a)(2) of the Public Health Services Act and the regulations issued thereunder.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 19, 2012.

Dated: December 19, 2012	GANNETT CO., INC.

By: /s/ Kevin E. Lord
Name: Kevin E. Lord
Title: Senior Vice President/Human Resources